Exhibit (p)(2)

Red Cedar Investment Management, LLC (“RCIM”)

Code of Ethics and Personal Trading Policy

10.01	Overview

The purpose of this Code of Ethics and Personal Trading Policy (“Code”) is to set forth standards of conduct and personal trading guidelines that are intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”). RCIM expects each of its Supervised Persons to follow the guidelines and requirements herein.

Every Supervised Person will be required to certify annually that:

•	S/he has received this Code and any amendments to this Code;

•	S/he has read and understands this Code and recognizes s/he is subject to its provisions; and

•	S/he has complied with the applicable provisions of this Code.

Should any provision of this Code conflict with the Employee Policy Guide of Renaissance Health Service Corporation and its Affiliates and Subsidiaries (“Employee Policy Guide”), this Code’s provision shall prevail.

Please see Glossary of Terms for definitions of italicized terms used throughout this Code. Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”).

10.02	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including RCIM and its Supervised Persons. As a fiduciary, RCIM has a duty of utmost good faith to act solely in the best interests of each of its Clients. In meeting this fiduciary duty, RCIM and its Supervised Persons must strive to avoid and/or if appropriate, manage and/or disclose potential or actual conflicts of interest. Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of RCIM’s Supervised Persons. This fiduciary duty compels all Supervised Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy and represents the expected basis of all dealings with RCIM Clients.

In connection with these expectations and in an attempt to manage conflicts of interest, RCIM has established the following core principles of conduct. While the following standards are not all-encompassing, they are consistent with RCIM’s culture of integrity, fairness, accountability, preparedness, enthusiasm, straightforwardness, dependability, inquisitiveness and consistency which is evident throughout the firm.

A.	Core Principles

1.	Supervised Persons are required to comply with all applicable laws including Federal Securities Laws. Strict adherence to RCIM’s compliance policy manual and guidance provided by the CCO will assist Supervised Persons in complying with this important requirement;

2.	The interests of Clients are required to be placed ahead of those of all others;

3.	Supervised Persons are prohibited from taking inappropriate advantage of their position with RCIM;

4.	Supervised Persons should avoid any actual or potential conflict of interest with any RCIM Client;

5.	Personal securities transactions are required to be conducted in a manner consistent with this policy, and should not adversely impact a Client’s account; and

6.	RCIM will strive to foster a healthy culture of compliance.

B.	General Prohibitions

The Advisers Act prohibits fraudulent activities by Supervised Persons of RCIM. Specifically, these persons may not:

1.	Employ any device, scheme or artifice to defraud a Client;

2.	Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, considering the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a Client; or

4.	Engage in any manipulative practice with respect to a Client.

C.	Personal Conduct

1. Acceptance of Gifts and Receipt of Business Entertainment

a. Acceptance of Gifts

Supervised Persons are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value (less than $250) during a calendar year from any person or entity doing business with RCIM with the exception of accounts subject to Department of Labor (“DOL”) oversight (such as ERISA qualified accounts), whereby RCIM will limit the value of any gift or other offering to the value determined by RCIM’s understanding of current DOL accepted standards. All gifts, with the exception of de minimis perishable and trinket items intended to be shared amongst RCIM’s staff, must be reported to the CCO. The CCO will keep a log of all gifts reported and periodically review gifts received for reasonableness, propriety and consistency with this policy.

b. Receipt of Business Entertainment

With the exception of accounts subject to DOL oversight, this policy does not impose a dollar limit on the receipt of business entertainment, items or events where the Supervised Person has reason to believe there is a legitimate RCIM business purpose, for example, business entertainment such as a dinner or a sporting event, of reasonable value. However, no Supervised Person may accept entertainment deemed to be excessive. With respect to accounts subject to DOL oversight, RCIM will limit the value of any entertainment received to the value determined by RCIM’s understanding of current DOL standards. A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in this policy. All entertainment received where the value is expected to be greater than $250 must be reported to the CCO with the exception of accounts subject to DOL oversight whereby RCIM staff must report all entertainment received. The CCO will keep a log of all business entertainment reported.

2. Giving of Gifts and Business Entertainment

a. Giving of Gifts

Supervised Persons are prohibited from giving any gift, gratuity, hospitality or other offering of more than a de minimis value (less than $250) to any person or entity doing business with RCIM during a calendar year, with the exception of accounts subject to DOL oversight, whereby RCIM will limit the value of any gift or other offering to the value determined by RCIM’s understanding of current DOL accepted standards.

All gifts, with the exception of de minimis perishable and trinket items, given shall be reported to the CCO. The CCO will maintain a log of such items. The CCO shall periodically review gifts given for reasonableness, propriety and consistency with this policy.

b. Giving of Business Entertainment

The limits on providing gifts described above do not include providing business entertainment. Supervised Persons are permitted to provide business entertainment of a reasonable value where the Supervised Person believes there is a legitimate business purpose. Examples of business entertainment include golf, a dinner, a concert or a sporting event. As a general rule, a Supervised Person of RCIM is expected to attend any event where the entertainment is provided by RCIM. If a RCIM Supervised Person is unable to attend, the tickets used by the recipient shall be considered a gift, subject to the limitations and requirements described in this policy. While there is no limit on business entertainment provided, Supervised Persons may not provide business entertainment deemed to be excessive, lavish or where there is no apparent business purpose. With regards to accounts subject to DOL oversight, RCIM will limit the value of any entertainment provided to the value determined by RCIM’s understanding of current DOL accepted standards.

RCIM personnel are not required to report business entertainment provided. RCIM shall track all business entertainment expenses in the firm’s corporate accounting records. Additionally, the CCO shall periodically review business entertainment hosted by RCIM.

3. Charitable Contributions

Supervised Persons are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with organizations. In addition, Supervised Persons are prohibited from considering RCIM’s current or anticipated business relationships as a factor in making charitable contributions.

4. Political Contributions

Supervised Persons are prohibited from making political contributions to state or local officials where the contribution could inappropriately influence the selection of advisory contracts for government entities. In addition, Supervised Persons are prohibited from considering RCIM’s current or anticipated business relationships as a factor in making political contributions.

5. Serve as Director for an Outside Company

Any Supervised Person wishing to serve as a director for a public or private company (for profit or not-for-profit) must first seek the approval of the CCO. The CCO, in reviewing the request, will determine whether such service is consistent with the interests of the firm and its Clients. The CCO shall submit his requests to RCIM’s CEO.

6. Outside Business Activities

Supervised Persons wishing to engage in business activities outside of RCIM’s business must seek approval from the CCO and, if requested, provide periodic reports to the CCO summarizing those outside business activities. The CCO shall submit his requests to RCIM’s CEO.

D. Protection of Material Non-public Information

1. Supervised Persons are expected to exercise diligence and care in maintaining and protecting Client non-public information as outlined in RCIM’s Privacy Policy and Cybersecurity Policy.

2. Supervised Persons are also expected to not divulge information regarding RCIM’s securities recommendations or Client securities holdings to any individual outside of the firm, except as approved by the CCO.

10.03	Personal Trading Policy

Red Cedar only trades in registered open-ended investment companies ETs and other short term financial instruments in client accounts. This section of the Personal Trading Policy was developed with Red Cedar’s trading practices in mind.

A. Exempted Transactions

The provisions of this Code shall not apply to:

1.	Purchases or sales effected in any account over which a Supervised Person has no direct or indirect Influence or control;

2.	Purchases or sales which are non-volitional on the part of either the Supervised Person or RCIM;

3.	Purchases or sales which are part of an automatic dividend or distribution reinvestment plan or employee stock purchase plan; or

4.	Purchases effected upon the exercise of rights Issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.	Purchases or sales which are part of a 529 Plan, unless the adviser or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the Investments and strategies underlying the 529 Plan that Is a college savings plan.

6.	The transaction is affected pursuant to an Automatic Investment Plan; or the security is acquired through stock dividends, automatic dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

The reporting requirements of the Code shall remain applicable to all of the above transactions, except that no person shall be required to make a report with respect to the transactions effected in accounts over which the Supervised Person has no Influence or control or transactions in obligations of the United States.

B. Access Persons

All RCIM employees are Access Persons. Other Individuals (e.g. certain Delta Dental employees) may be designated as Access Persons at the discretion of the Chief Compliance Officer. Certain Individuals associated with RCIM, (e.g. non- employee directors) have been designated as Supervised Persons but not Access Persons.

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or Indirect Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale:

1.	Is being considered for purchase or sale by a client upon the advice of RCIM; or

2.	Is being purchased or sold by a client upon the advice of RCIM.

Access Persons are prohibited from trading contemporaneously in the same or related securities, including options and futures contracts, as any client of RCIM, either parallel to the transaction being affected for the client or against the trade being made or recommended for the client. Trading "parallel" to a client means trading securities at the same time as RCIM Is executing or recommending a trade for the client. Access Persons are not prohibited from holding a security at the same time that RCIM is executing or recommending a trade for the client so long as all procedures discussed herein are followed. These provisions do not apply to RCIM-Advised Accounts.

C. Preclearance Requirements

1.	Access Persons may not purchase a security in which by reason of such transaction they directly or indirectly acquire Beneficial Ownership, in a private placement, without obtaining the prior approval of the Chief Compliance Officer. Those who have obtained prior approval and made an Investment in a private placement must disclose that investment to the Chief Compliance Officer, and, as applicable, to other relevant Access Persons, when they play a part in any subsequent consideration by RCIM of an investment in the issuer. Under such circumstances, RCIM's decision to recommend the purchase of securities of the private placement issuer must be subject to independent review by Access Persons with no personal interest in the issuer.

2.	Except for exempt Personal Securities Transactions, no Access Person may execute any transaction in a Reportable Security or Reportable Fund without obtaining the Chief Compliance Officer's prior written authorization.

If the trade has not been executed by the close of business on the day approval Is given, the Access Person must obtain a new approval from the Chief Compliance Officer before additional trades may be made in the security. These Preclearance Requirements do not apply to RCIM Advised Accounts.

D. Prohibited Transactions

1.	Unless specifically exempted, no Access Person may Purchase or Sell any security or any Reportable Security in which s/he has or would have Beneficial Ownership if, in affecting such Purchase or Sell, s/he would violate any of the fiduciary principles of this Code, Rule 17j-l(b) under the Company Act, or Rule 204A-1 of the Advisers Act.

2.	No Access Person may acquire Beneficial Ownership in any security distributed In an Initial Public Offering or Limited Offering.

3.	No Access Person shall induce or cause a client to take action (or fail to take action) for the purpose of achieving a personal benefit. Examples include causing the client to purchase a security owned by the Access Person for the purpose of supporting or driving up the price of the security or causing the client to refrain from selling a security in an attempt to protect the value of the Access Person's investment in the security.

4.	No Access Person may use his or her knowledge of a client's portfolio transactions to profit using such knowledge.

5.	No Access Person may execute a securities transaction In any account over which he or she exercises Beneficial Ownership if the Access Person has actual knowledge that a client has a pending "buy" or "sell" order In that same security until such order is executed or withdrawn. This provision does not apply to RCIM-Advised Accounts.

6.	No Access Person may engage in any Purchase and Sell, or Sell and Purchase, of the same Reportable Security or Reportable Fund, within thirty (30) calendar days without the Chief Compliance Officer's written authorization. This provision does not apply to RCIM-Advised Accounts.

7.	Short-term, speculative trading and excessive trading are strongly discouraged. Personal trading that Interferes with an employee's job responsibilities is prohibited.

8.	No Derivative transactions (such as Options and Futures) are allowed.

10.04	Reporting Requirements

A. Quarterly Transaction Report

1.	Timing of Report

Access Persons must submit a Quarterly Transaction Report to the CCO within 30 calendar days following the end of each calendar quarter, certifying whether the Access Person had any transactions during the previous quarter.

2.	Content of Report

a.	Each Quarterly Transaction Report must include the following information about transactions in securities in which the Access Person has any direct or indirect Beneficial Ownership:

i.	Date of Transaction
ii.	Name of Security
iii.	Ticker Symbol or CUSIP Number, as applicable
iv.	Interest Rate and Maturity Date, as applicable
v.	Number of Shares or Par
vi.	Principal Amount
vii.	Nature of Transaction (i.e., Purchase or Sale)
viii.	Price of Security
ix.	Name of Broker
x.	Date of the Report

b.	Transactions in the following securities are not required to be reported:

i.	Shares of registered open-end investment companies (ETFs are not considered open-end investment companies for purposes of this Code, and therefore transactions in ETFs must be reported);
ii.	Direct obligations of the United States Government;
iii.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and other high-quality short-term debt instruments, including repurchase agreements;
iv.	Shares issued by any money market fund;
v.	Shares issued by unit investment trusts that are invest exclusively in one or more open-ended investment company;
vi.	Transactions in accounts not managed by RCIM, in which the Access Person has no direct or indirect influence or control, including Managed Accounts; and
vii.	Transactions effected pursuant to an Automatic Investment Plan.

c.	Access Persons must also indicate on the Quarterly Transaction Report whether they established any new accounts during the previous quarter,

d.	Access Persons may provide investment statements with the report if they contain all the required information described above. Either a hard copy or an electronic version is acceptable.

e.	Regardless of the method of communication of transactions to RCIM, all Access Persons must sign and submit a Quarterly Transaction Report.

B.	Initial and Annual Holdings Report

1.	Timing of Report

a.	Access Persons are required to submit an Initial and Annual Portfolio Holdings Report to the CCO indicating all personal securities holdings within 10 calendar days upon becoming an Access Person of RCIM and on an annual basis thereafter within 30 days of calendar end.

2.	Content of Report

a.	Each Holdings Report must be current as of a date not more than 45 calendar days prior to submission and include the following information about the securities in which the Access Person has any direct or indirect Beneficial Ownership:

i.	Name and Type of Security
ii.	Ticker Symbol or CUSIP number
iii.	Number of Shares or Par
iv.	Principal Amount
v.	Broker or Bank Name
vi.	Date of the Report

b.	Access Persons do not have to include the following securities on their Holdings Report:

i.	Direct obligations of the United States government;
ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements;
iii.	Shares issued by any money market fund;
iv.	Shares of registered open-end investment companies (ETFs are not considered open-end investment companies for purposes of this Code, and therefore must be reported);
v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment companies; and
vi.	Holdings in accounts not managed by RCIM, in which the Access Person has no direct or indirect influence or control, including Managed Accounts.

c.	Investment statements may by submitted in lieu of the Holdings Report as long as all required information is included on the statements. Either a hard copy or an electronic version is acceptable.

d.	Regardless of the method of communication of holdings to RCIM, all Access Persons must sign and submit an Initial and Annual Portfolio Holdings Report.

C. Managed Accounts

In order to establish a Managed Account, an Access Person must grant to the external investment manager complete investment discretion over the account. In addition, the Access Person must provide documentation evidencing s/he does not have discretion over the account to the CCO who will determine whether the account is approved as a Managed Account. Reporting, including pre-clearance, is not required for this type of an account; however, Access Persons may not participate, directly or indirectly in individual investment decisions or be made aware of such decisions before transactions are executed and must certify as such to the CCO on a quarterly basis. This restriction does not preclude Access Persons from establishing investment guidelines for the manager, such as indicating industries to invest in, the types of securities to purchase or overall investment objectives. However, these guidelines may not be changed so frequently as to give the appearance that the Access Person is directing account investments.

D. Review of Personal Securities Reports

The CCO shall generally consider the following factors when reviewing reportable security holdings and transactions reports as well as pre-clearance requests:

1.	Whether the investment opportunity should have been directed to a Client’s account;

2.	Whether the amount or nature of the transaction affected the price or market for the security;
3.	Whether the pre-clearance procedures were followed;
4.	Whether the Access Person benefited from purchases or sales being made for Clients;
5.	Whether the transaction was consistent with the letter and the spirit of the Code;
6.	Whether the transaction harmed any Client; and
7.	Whether the transaction has the appearance of impropriety.

The CEO will review the CCO’s personal securities reports. In no case should an Access Person review his/her own report.

10.05	Reporting of Violations

All Supervised Persons shall report promptly any violation or suspected violation of this Code (including the discovery of any violation committed by another Supervised Person) to the CCO. Examples of items that should be reported include (but are not limited to): non-compliance with federal securities laws; conduct that is harmful to Clients; and purchasing securities contrary to the Personal Trading Policy. Should the violation or suspected violation be related to the CCO, the matter should be reported to RCIM’s CEO.

Such persons are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by RCIM management, even if the reportable event, upon investigation, is determined to be non-volitional in nature and the CCO determines the Supervised Person reported such apparent violation in good faith.

10.06	Sanctions

Upon discovering a violation of this Code, the CEO may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of employment of the violator.

10.07	Record Keeping Requirements

The following records will be kept in accordance with this Code:

A.	Current and historic copies of the Code;
B.	Supervised Persons’ written acknowledgement of receipt of the Code;
C.	Historic listings of all Access Persons and Supervised Persons subject to the Code;
D.	Violations of the Code, and records of action taken as a result of the violations;
E.	All personal securities reports made by Access Persons and/or copies of investment account confirmations and statements; and
F.	Personal transaction approvals.

Approved: August 2014

Revised: November 2015, December 2017, June 2019

Glossary of Terms

1.	Access Person means:
a.	Any personnel who, in conjunction with his/her regular functions or duties, obtains non-public information regarding the purchase or sale of a security for a client;
b.	Any personnel who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public; and
c.	Any director, officer or natural person owner of RCIM.
d.	RCIM’s CCO may exempt from the definition of Access Person certain persons who do not have actual access to investment or portfolio information or participate in the recommendation process for Client accounts, such as certain directors or officers of RCIM or temporary personnel. If the CCO has determined that a director or temporary staff member: (1) does not have access to non-public information with respect to Client transactions or securities recommendations; and (2) is not involved in the recommendation process, the CCO may designate this person as an “Exempt-Access Person” for purposes of this Code. Exempt- Access Persons must, prior to being so designated and at least annually thereafter, certify to the CCO as to the relevant facts and circumstances that formed the basis of the CCO’s above-described determination.

2.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

3.	Beneficial Ownership has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“1934 Act”) except that the term applies to both debt and equity securities. As a general matter, “beneficial ownership” will be attributed to an Access Person who has or shares a direct or indirect monetary interest in a security, including through any contract, arrangement, understanding, relationship or otherwise or who has investment control over the account in which the Access Person is beneficiary. An Access Person is not considered to have a direct or indirect pecuniary interest by virtue of a power of attorney, trusteeship or executorship unless the Access Person or a member of his or her immediate family sharing the same household has a vested interest in the securities held in, or the income of, the assets of the account, trust or estate.

Beneficial ownership typically includes:

a.	Securities held in a person’s own name;
b.	Securities held with another in joint ownership arrangements;

c.	Securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;
d.	Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and
e.	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of the CCO.

4.	Client means any person or entity for which RCIM serves as an investment adviser pursuant to a written Investment Management Agreement (“IMA”).

5.	Exchange Traded Fund (“ETF”) means an investment fund which is traded on stock exchanges, much like a stock. The distinguishing features of an ETF, in comparison to an open-end mutual fund, are that an ETF can be bought and sold at any point during a trading day at the current price and the price fluctuates throughout the day.

6.	Federal Securities Laws means the Securities Act of 1933 (“1933 Act”), the1934 Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

7.	Initial Public Offering (“IPO”) means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

8.	Limited Offering is defined as equity positions within non-public companies and is exempt from registration pursuant to Section 4(2) or Section 4(6) under the 1933 Act, or Rule 504, 505 or 506 under said Act.

9.	Managed Account is an investment account managed by an external entity in which the Access Person has no discretion over the specific securities purchased or sold within the investment account.

10.	Monetary interest has the same meaning as “pecuniary interest” as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

11.	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

12.	Reportable Fund shall mean (i) any fund for which RCIM serves as an investment adviser (or sub-adviser) as defined in section 2(a){20) of the Investment Company Act of 1940 (15 U,S.C. 80a- 2(a){20)); or (II) any fund whose investment adviser or principal underwriter controls RCIM, is controlled by RCIM, or is under common control with RCIM. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(9)).

13.	Reportable Security shall have the meaning set forth in Section 202{a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act, which includes any stock, bond, Reportable Fund, investment contract or any other instrument that is considered a Security under the Advisers Act, including: options on securities and indexes; foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs, except that It shall not include securities issued by the United States Government ; bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt Instruments, including repurchase agreements; shares issued by money market funds; and shares of registered open-end Investment companies other than such a fund for which RCIM serves as an investment adviser or sub- adviser.

14.	Security shall Include all exchange-traded funds.

15.	Security has the same meaning as set forth in Section 202(a)(18) of the Advisers Act. Some of the more common instruments included in this definition are any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in a limited offering, or any put, call, straddle or option on any security or on any group or index of securities.

16.	A security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated to a portfolio manager or persons advising a portfolio manager and/or to RCIM’s Investment Committee, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

17.	Supervised Person as set forth in Section 202(a)(25) of the Advisers Act means any personnel, director, officer, or natural person owner of RCIM, or any other person who provides advice on behalf of RCIM and is subject to RCIM’s supervision and control. All Access Persons are considered Supervised Persons.